EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR ANNOUNCES A SPECIAL AND QUARTERLY DIVIDENDS
Portland, Ore.— February 4, 2008 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today announced that its Board of Directors has approved a special dividend of one dollar ($1.00) per share of common stock.
In addition, a quarterly dividend of twelve and one-half cents ($0.125) per share of common stock has also been approved. The Board has decided to implement a quarterly dividend policy (instead of the annual dividend policy as the Company has historically declared) commencing in the first quarter of 2008.
These dividends will be paid together ($1.125) on March 18, 2008 to shareholders of record as of the close of business on February 22, 2008.
“Today’s action by our Board of Directors reflects our continued confidence in the Company’s future as well as our commitment to consistently providing increasing value to our shareholders,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Additionally, it demonstrates further recognition of the strong financial results our Company has achieved in recent years.”
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
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